UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12 (B) OR 12 (G) OF THE
SECURITIES EXCHANGE ACT OF 1934

OVERTURE SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-4652060

(State of incorporation or organization)	(IRS Employer Identification No.)

74 North Pasadena Avenue, 3rd Floor, Pasadena, CA	91103

(Address of principal executive offices)	(Zip Code)

     Securities to be registered pursuant to Section 12 (b) of the Act:

Title of each class	Name and exchange on which
to be so registered	each class is to be registered

     None.

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [   ]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

     Securities Act registration statement file number to which this form relates (if applicable): Not applicable.

     Securities to be registered pursuant to Section 12(g) of the Act:

PREFERRED STOCK PURCHASE RIGHTS
(Title of Class)

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AMENDMENT NO. 1 TO FORM 8-A
Item 1. Description of Company’s Securities to be Registered
Item 2. Exhibits
SIGNATURE
EXHIBIT INDEX
EXHIBIT 4.2

AMENDMENT NO. 1 TO FORM 8-A

     We hereby amend the following items, exhibits or other portions of our Form 8-A filed on March 25, 2002 related to our Preferred Stock Purchase Rights, as set forth below.

Item 1. Description of Company’s Securities to be Registered

     Item 1 of our Form 8-A filed on March 25, 2002 related to our Preferred Stock Purchase Rights is hereby amended by adding the following text:

     On July 14, 2003, Overture Services, Inc. (the “Company”) and Mellon Investor Services LLC (the “Rights Agent”) executed an amendment (the “Amendment”) to the Rights Agreement dated as of March 20, 2002, between the Company and the Rights Agent (the “Rights Agreement”). Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Rights Agreement. Section 27 of the Rights Agreement provides that prior to the time any Person becomes an Acquiring Person, the Company may supplement or amend the Rights Agreement without the consent of the holders of the Rights.

     On July 14, 2003, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) among the Company, Yahoo! Inc., a Delaware corporation (“Yahoo”), and July 2003 Merger Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company or, alternatively, the Company will merge with and into Merger Sub (the “Merger”), on the terms and subject to the conditions of the Merger Agreement. In connection with the Merger Agreement and other related transactions contemplated thereby, the Amendment (i) provides that neither Yahoo nor any of its subsidiaries shall be deemed an Acquiring Person by virtue of the execution of the Merger Agreement or the consummation of the transactions contemplated thereby and (ii) specifies that no Shares Acquisition Date or Distribution Date shall be deemed to have occurred by reason of the execution of the Merger Agreement or the consummation of the transactions contemplated thereby.

     The Rights Agreement, including the form of the Rights Certificate, is filed as Exhibit 4.1 hereto and incorporated herein by reference. The Amendment is filed as Exhibit 4.2 hereto and incorporated herein by reference. The foregoing description of the Rights Agreement and the Amendment does not purport to be complete and is qualified in its entirety by reference to such exhibits.

Item 2. Exhibits

4.1	Rights Agreement, dated as of March 20, 2002, between Overture Services, Inc. and Mellon Investor Services LLC (incorporated herein by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form 8-A, filed with the Commission on March 25, 2002).

4.2	Amendment No. 1 to the Rights Agreement, dated as of July 14, 2003, between Overture Services, Inc. and Mellon Investor Services LLC.

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment to Registration Statement (No. 000-26365) to be signed on its behalf by the undersigned, thereunto duly authorized.

	By:	/s/ Leonard R. Stein

	Name:	Leonard R. Stein
	Title:	Chief Legal Officer and
Corporate Secretary

Dated: July 21, 2003

EXHIBIT INDEX

4.1	Rights Agreement, dated as of March 20, 2002, between Overture Services, Inc. and Mellon Investor Services LLC (incorporated herein by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form 8-A, filed with the Commission on March 25, 2002).

4.2	Amendment No. 1 to the Rights Agreement, dated as of July 14, 2003, between Overture Services, Inc. and Mellon Investor Services LLC.